Exhibit 4.32
DATED 24th September 2007
NAM TAI ELECTRONICS, INC.
and
NAM TAI ELECTRONIC AND ELECTRICAL PRODUCTS LIMITED

AGREEMENT
relating to the sale and purchase of
(1) 91% interest in Jetup Electronic (Shenzhen) Co., Ltd.
; and
(2) the entire issued share capital of Zastron Precision-Tech Limited

I N D E X

THIS AGREEMENT is dated 24th September 2007 and is made
BETWEEN :-
(1)	NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands whose registered office is at McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(2)	NAM TAI ELECTRONIC AND ELECTRICAL PRODUCTS LIMITED, a company incorporated in the Cayman Islands whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Purchaser”).
NOW IT IS HEREBY AGREED as follows:-
1.	INTERPRETATION

1.01	In this Agreement unless the context otherwise requires:-
(a)	the following expressions shall have the following meanings:

Expression	Meaning

“Accounts Date”	30 June 2007

“Business Day”	means a day other than a Saturday or Sunday, on which banks are open in Hong Kong to the general public for business

“Companies Ordinance”	the Companies Ordinance (Chapter 32, as amended from time to time, of the Laws of Hong Kong)

“Completion”	completion of the sale and purchase of the Sale Interests in accordance with the terms and conditions of this Agreement

“Completion Date”	the date on which Completion occurs

“Conditions”	the conditions set out in Clause 3.01

“Conversion Shares”	NTEEP Shares to be issued upon conversion of the Convertible Bond

“Convertible Bond”	the convertible bond to be issued by the Purchaser in the form set out in Schedule 9 at Completion in an aggregate principal amount of US$311,430,294.87 (HK$2,429,156,300) with a conversion price of US$0.23 per NTEEP Share

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Intellectual Property”
(a)      patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names (including internet domain names and e-mail address names), unregistered trade marks and service marks, copyrights, database rights, know-how, rights in designs and inventions;

(b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a); and

(c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b),

in each case in any part of the world

“Jetup”	Jetup Electronic (Shenzhen) Co., Ltd. , a company incorporated in the PRC wholly owned by J.I.C. as at the date hereof, certain basic information of which is set out in Schedule 1

“Jetup Accounts”	the audited financial statements of Jetup, in respect of each of the three financial years ended 31 December 2006 and of the six months ended 30 June 2007

“Jetup Acquisition Agreement”	an agreement of even date made between the Vendor (as purchaser) and J.I.C. (as vendor) relating to the sale and purchase of the Jetup Sale Interest

“Jetup Sale Interest”	91% interest of Jetup legally and beneficially owned by J.I.C. as at the date hereof

“Jetup Tenancies”	the tenancies and sub-tenancies where Jetup is the lessor or the lessee, particulars of which are set out in Schedule 4

“Jetup Warranties”	the representations, warranties and undertakings in respect of Jetup set out in Schedule 7

“J.I.C.”	J.I.C. Technology Company Limited, a company incorporated in the Cayman Islands and whose shares are listed on the Main Board of the Stock Exchange

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“MOP”	Macau Patacas, the lawful currency of Macau

“NTEEP”	Nam Tai Electronic and Electrical Products Limited, a company incorporated in the Cayman Islands and shares of which are listed on the Main Board of the Stock Exchange

“NTEEP Shares”	ordinary shares of the Purchaser of HK$0.01 each

“PRC”	the People’s Republic of China and, for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan

“Sale Interests”	the Jetup Sale Interest and the Zastron Sale Interest

“Stamp Duty Ordinance”	the Stamp Duty Ordinance (Chapter 117, as amended from time to time, of the Laws of Hong Kong)

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Taxation”	(i) any liability to any form of taxation whenever created or imposed and whether of the PRC, the Cayman Islands or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of the PRC, the Cayman Islands or of any other part of the world;

(ii) such an amount or amounts as is referred to in sub-clause (i) above; and

(iii) all costs, interest, penalties, charges, fines and expenses incidental or relating to the liability to taxation or the loss, reduction, modification, cancellation or deprivation of relief or of a right to repayment of the taxation

“US$”	the United States dollars, the lawful currency of the United States of America

“Warranties”	the Jetup Warranties and the Zastron Warranties

“Zastron”	Zastron Precision-Tech Limited, a company incorporated in the Cayman Islands and a wholly owned subsidiary of the Vendor, certain basic information of which is set out in Schedule 2

“Zastron Accounts”	the consolidated audited financial statements of the Zastron Group, in respect of each of the three financial years ended 31 December 2006 and the six months ended 30 June 2007 and, where appropriate, any shorter period from the date of their incorporation or establishment and ended on the Accounts Date

“Zastron Group”	Zastron and the Zastron Subsidiaries

“Zastron Intellectual Property Rights”	all Intellectual Property used or required to be used, by the Zastron Group in, or in connection with, the business of the Zastron Group;

“Zastron Properties”	the properties owned by members of the Zastron Group, particulars of which are set out in Part 1 of Schedule 5

“Zastron Sale Interest”	the entire issued share capital of Zastron legally and beneficially owned by the Vendor

“Zastron Subsidiaries”	all the subsidiaries of Zastron set out in Schedule 3

“Zastron Tenancies”	the tenancies and sub-tenancies where members of the Zastron Group are lessors or lessees, particulars of which are set out in Part 2 of Schedule 5

“Zastron Warranties”	the representations, warranties and undertakings in respect of the Zastron Group set out in Schedule 8
(b)	words and expressions defined in the Companies Ordinance shall bear the same respective meanings herein;

(c)	reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it shall include any subordinate legislation made under the relevant statute;

(d)	a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that body corporate;

(e)	references to Clauses and sub-clauses and Schedules are to Clauses and sub-clauses of and Schedules to this Agreement;

(f)	references to writing shall include typewriting, printing, lithography, photography, telecopier, telex and electronic messages and any mode of reproducing words in a legible and non-transitory form;

(g)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate; and
1.02	Headings are for convenience only and shall not affect the construction of this Agreement.

1.03	In construing this Agreement:-
(a)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
1.04	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.05	Amounts denominated in US$ have been converted, for the purpose of illustration only, into HK$ and vice versa at the rate of HK$7.8 = US$1.0

2.	SALE AND PURCHASE

2.01	On the terms set out in this Agreement, the Vendor shall as beneficial owner sell the Sale Interests to the Purchaser free from all liens, charges, encumbrances, equities and adverse interests and with all rights attached or accruing thereto at the date hereof (including the right to receive all dividends and other distributions declared, made or paid on or after the date hereof) and the Purchaser relying on the representations, warranties, undertakings and indemnities of the Vendor contained or referred to herein shall purchase the Sale Interests at Completion.

2.02	The consideration for the sale of the Sale Interests is the sum of HK$2,729,156,300 (US$349,891,833.33), which shall be satisfied by (i) a cash payment of HK$300,000,000 (US$38,461,538.46) to be made by the Purchaser to the Vendor prior to 30 June 2008; and (ii) the issue of the Convertible Bond by the Purchaser in favour of the Vendor.

3.	CONDITIONS

3.01	Completion is conditional upon the following conditions being satisfied on or before 31 December 2007 (the “Longstop Date”):
(a)	the obtaining in terms acceptable to the Purchaser, of all consents, approvals, clearances and authorisations of any relevant governmental authorities or other relevant third parties in the PRC and the Cayman Islands as may be necessary for the execution and implementation of this Agreement;

(b)	Jetup and all members of the Zastron Group receiving all relevant consents and approvals from third parties as may be necessary in connection with the proposed change in shareholding of Jetup and the Zastron Group so as to ensure that Jetup and all members of the Zastron Group maintain all their respective existing contractual and other rights following the transfer of the Sale Interests (including, without limitation, the consent of the existing bankers of Jetup and all members of the Zastron Group to continue to provide the existing banking facilities to Jetup and all members of the Zastron Group following the transfer of the Sale Interests);

(c)	the passing at an extraordinary general meeting of the Purchaser of ordinary resolution(s) approving this Agreement and the transactions contemplated by this Agreement by the shareholders of the Vendor (excluding such shareholders who shall be required to abstain from voting under the Listing Rules);

(d)	the passing at an extraordinary general meeting of JI.C. of ordinary resolution(s) approving the Jetup Acquisition Agreement and the transactions contemplated by the Jetup Acquisition Agreement by the shareholders of J.I.C. (excluding such shareholders who shall be required to abstain from voting under the Listing Rules);

(e)	if required, the Cayman Islands Monetary Authority approving the issue of the Convertible Bond;

(f)	the Listing Committee of the Stock Exchange granting approval of the listing of, and permission to deal in the Conversion Shares; and

(g)	the increase of the authorised share capital of the Purchaser to HK$30,000,000 divided into 3,000,000,000 shares of HK$0.01 each having been effective.
3.02	The Vendor will use all reasonable endeavours (so far as it lies within its powers) to procure the satisfaction of the Conditions as soon as reasonably practicable and in any event before the Longstop Date and will promptly notify the Purchaser when each of the said Conditions have been satisfied.

3.03	The Purchaser will use all reasonable endeavours (so far as it lies within its powers) to procure the satisfaction of the Conditions as soon as reasonably practicable and in any event before the Longstop Date and will promptly notify the Vendor when each of the said Conditions have been satisfied.

3.04	(a) If at any time the Vendor becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it will immediately inform the Purchaser.
(b)	If at any time the Purchaser becomes aware of a fact or circumstance that might prevent a condition being satisfied, it will immediately inform the Vendor.
3.05	If any of the Conditions have not been satisfied on or before the Longstop Date then this Agreement will immediately terminate and all rights and obligations of the parties shall cease immediately upon termination.

4.	COMPLETION

4.01	Completion of the sale and purchase of the Sale Interests shall take place on the fifth Business Day following satisfaction or waiver of the Conditions, or such other date as the Vendor and the Purchaser may agree in writing at Unit C, 17/F, Edificio Comercial Rodrigues, 599 Da Avenida Da Praia Grande, Macao when all (but not part only) of the following business shall be transacted:-
(a)	the Vendor shall give a copy of such documents and take such actions as have been required (including but not limited to the obtaining of all approvals of the relevant governmental authorities in the PRC) to give a good title to the Sale Interests and to enable the Purchaser to be registered as the holder thereof;

(b)	the Vendor shall deliver to or to the order of the Purchaser evidence satisfactory to the Purchaser that a good title to the Sale Interests have been passed to the Purchaser and the Purchaser has been registered as the holder thereof;

(c)	the Vendor shall deliver or (if the Purchaser shall so agree) make available to or to the order of the Purchaser such of the following as the Purchaser may require:-
(i)	all statutory and minute books (which shall be written up to but not including the Completion Date), certificate of incorporation, certificate of incorporation on change of name (if any), certificate of business registration and common seal of Jetup and all members of the Zastron Group; and

(ii)	all books and accounts and other records of Jetup and all members of the Zastron Group, title deeds, leases, tenancy agreements and other documents relating to any properties owned, leased and/or occupied by Jetup and all members of the Zastron Group (except where such documents are held by a third party pursuant to any mortgage or other security arrangements) and all other documents and records of Jetup and all members of the Zastron Group;
(d)	the Purchaser shall deliver to or to the order of the Vendor the duly executed Convertible Bond.
4.02	No party shall be obliged to complete this Agreement or perform any obligations under Clause 4.01 unless the other party demonstrates that it is able to comply fully with the requirements of Clause 4.01 simultaneously.

5.	WARRANTIES

5.01	The Vendor hereby:-
(a)	represents, warrants and undertakes to the Purchaser that each of the Warranties set out in Schedules 8 and 9 is true and accurate in all respects and is not misleading and accept that the Purchaser is entering into this Agreement in reliance upon each of the Warranties notwithstanding any investigations which the Purchaser or any of its directors, officers, employees, agents or advisors may have made and notwithstanding any information regarding Jetup or the Zastron Group which may otherwise have come into the possession of any of the foregoing;

(b)	undertakes to indemnify the Purchaser against all claims, liabilities, losses, costs and expenses the Purchaser may suffer or incur or which may be made against the Purchaser either before or after the commencement of and arising out of, or in respect of, any action in connection with :-
(i)	the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

(ii)	any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or have been breached and in which judgment is given for the Purchaser; or

(iii)	the enforcement of any such settlement or judgment.
5.02	Without prejudice to any other rights and remedies available at any time to the Purchaser (including but not limited to any right to damages for any loss suffered by the Purchaser) the Purchaser may (if the effect of any breach of any Warranty is that Jetup, any member of the Zastron Group, or any asset of any such company, is worth less than its value would have been if there had been no such breach or that Jetup or any member of the Zastron Group is or will be under a liability or an increased or substituted liability which would not have subsisted if there had been no such breach) by notice to the Vendor require it to make good to the Jetup or the relevant member of the Zastron Group the diminution in the value of the asset or all loss occasioned by such liability or increased or substituted liability by a payment in cash to the relevant company or to pay to the Purchaser an amount equal to the diminution thereby caused in the value of the Sale Interests. If any such payment gives rise to a liability to Taxation on the part of the relevant company or the Purchaser as the recipient thereof, such payment shall be increased by such an amount as shall ensure that, after payment of such Taxation, the recipient shall have received an amount equal to the payment otherwise required hereby to be paid.

5.03	Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

5.04	Any rights to which the Purchaser may be or become entitled by reason of any of the Warranties being untrue or misleading or breached and all remedies which may be available to the Purchaser in consequence of any of the Warranties being untrue or misleading or breached shall enure for the benefit of any associated company of the Purchaser which is the beneficial owner for the time being of any of the Sale Interests purchased by the Purchaser hereunder and accordingly any loss which is sustained by such beneficial owner for the time being of the Sale Interests in consequence of any of the Warranties being untrue or misleading or breached shall be deemed to be that of the Purchaser and the Purchaser may bring proceedings and exercise any other remedy on the footing that it has been the beneficial owner of the Sale Interests at all times from Completion.

5.05	The Vendor shall not be liable in respect of any breach of the Warranties after the earlier of (i) 31 August 2008; and (ii) the Vendor ceasing to be the controlling shareholder (as defined under the Listing Rules) of the Purchaser except in respect of those matters which have been the subject of a claim made hereunder or in respect of those circumstances which may give rise to a claim made hereunder and of which notice has been given to the Vendor on or prior to the earlier of (i) 31 August 2008; and (ii) the Vendor ceasing to be the controlling shareholder of the Purchaser.

5.06	The total liability of the Vendor under this Agreement shall not exceed HK$2,729,156,300 (US$348,891,833.33).

5.07	The Vendor shall have no liability under this Agreement unless the aggregate amount of all valid claims which could otherwise be made under this Agreement shall exceed HK$500,000 (US$64,102.56).

5.08	The Vendor shall not be liable for breach of any Warranty to the extent that such liability arises by reason of any act or omission effected by the Purchaser or Jetup or any member of the Zastron Group after Completion (other than action taken by the Purchaser or on its behalf in establishing that any of the Warranties being untrue or misleading or breached) or by reason of any retrospective change in the law coming into force after the date hereof or to the extent such liability arises or is increased by an increase in rates of taxation after the date hereof with retrospective effect.

5.09	The Vendor hereby undertakes that it will from time to time and at any time prior to the earlier of (i) 31 August 2008; and (ii) the Vendor ceasing to be the controlling shareholder of the Purchaser, forthwith disclose in writing to the Purchaser any event, fact or circumstance which may become known to them after the date hereof and which is materially inconsistent with any of the Warranties or which could reasonably be expected materially to affect a purchaser for value of any of the Sale Interests or which may entitle the Purchaser to make any claim under this Agreement.

5.10	The Vendor shall not, and shall procure that none of Jetup and the Zastron Group shall, do or allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

5.11	It is hereby agreed between the parties hereto that no party will have the right to rescind this Agreement.

5.12	The Vendor shall not (in the event of any claim being made against the Vendor in connection with the sale of the Sale Interests to the Purchaser) make any claim against Jetup or any member of the Zastron Group or against any director or employee of Jetup or any member of the Zastron Group on whom the Vendor may have relied before agreeing to any term of this Agreement.

6.	UNDERTAKINGS IN RESPECT OF THE CONVERTIBLE BOND

6.01	Subject to the Completion and the issue of the Convertible Bond to the Vendor:-
(a)	the Vendor hereby undertakes to the Purchaser that it will not convert any of the convertible bonds into NTEEP Shares under the Convertible Bond unless the public float of the NTEEP Shares will not fall below the level required by the Listing Rules as a result of such conversion; and

(b)	in the event that an offer is made to the shareholders of the Purchaser to acquire the whole or any part of the issued share capital of the Purchaser at any time prior to the maturity date of the Convertible Bond, the Purchaser shall use reasonable endeavours to procure that such an offer is extended to the Vendor in respect of the Conversion Shares issued in the name of the Vendor during the period of the offer.
7.	CONDUCT OF BUSINESS PENDING COMPLETION

7.01	The Vendor will procure that none of Jetup and the Zastron Group shall (save with the consent of the Purchaser), prior to Completion (or the termination of this Agreement (whichever is earlier)):
(a)	do anything outside its ordinary course of business;

(b)	do anything which is not in accordance with its past practices; or

(c)	without prejudice of generality of Clauses 7.01(a) and 7.01(b), undertake any of the activities listed in Schedule 10.
8.	COSTS

8.01	Each party shall pay its own costs, stamp duty and capital duty in relation to the negotiations leading up to the sale and purchase of the Sale Interests and the preparation, execution and carrying into effect of this Agreement and the transactions contemplated or referred to herein.

9.	FURTHER ASSURANCE

9.01	Each of the parties hereto undertakes to the other party that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

10.	MISCELLANEOUS

10.01	Without prejudice to the provisions of this Agreement stipulating that certain acts, obligations and/or events are to be performed or shall take place on a particular date or dates, any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

10.02	This Agreement shall be binding on and enure for the benefit of the successors of each of the parties but shall not be assignable.

10.03	Any remedy conferred on any party hereto for breach of this Agreement (including the breach of any Warranty) shall be in addition and without prejudice to all other rights and remedies available to it and the exercise of or failure to exercise any remedy shall not constitute a waiver by such party of any of its rights or remedies.

10.04	This Agreement constitutes the whole agreement between the parties relating to the transactions hereby contemplated (no party having relied on any representation or warranty made by any other party which is not a term of this Agreement) and no future variation shall be effective unless made in writing and signed by each of the parties hereto.

10.05	This Agreement shall supersede all and any previous agreements or arrangements between the parties hereto or any of them relating to Jetup or any member of the Zastron Group or to any other matter referred to in this Agreement and all or any such previous agreements or arrangements (if any) shall cease and determine with effect from the date hereof.

10.06	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

11.	NOTICES

11.01	Any notice required or permitted to be given by or under this Agreement may be given by delivering the same to the party in question by delivering it to such party in person or in the case of a body corporate by delivering it to its registered office for the time being or by sending it in a prepaid envelope by registered mail to the party concerned at its address shown in this Agreement or to such other address in Hong Kong as the party concerned may have notified to the others in accordance with this Clause and any such notice shall be deemed to be served when the same would first be received at the address of the party to whom it is addressed in the normal course of such method of delivery.

12.	TIME OF THE ESSENCE

12.01	Time shall be of the essence of this Agreement.

13.	GOVERNING LAW

13.01	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

14.	PROCESS AGENTS

14.01	The Vendor hereby appoints Ms. Eve Leung c/o Suites 1506-08, One Exchange Square, 8 Connaught Place, Central, Hong Kong (or such other person, being resident or incorporated in Hong Kong, as it may by notice to the other party hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and to direct such service to Unit C, 17th Floor, Edificio Comercial Rodrigues, 599 Da Avenida Da Praia Grande, Macao and service on Ms. Eve Leung (or such substitute) shall be deemed to be service on the Vendor.

14.02	The Purchaser hereby appoints Mr. Kee Wong of Suites 1506-08, One Exchange Square, 8 Connaught Place, Central, Hong Kong (or such other person, being resident or incorporated in Hong Kong, as it may by notice to the other party hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and service on Mr. Kee Wong (or such substitute) shall be deemed to be service on the Purchaser.

SCHEDULE 1
Details of Jetup

Name	:	Jetup Electronic (Shenzhen) Co., Ltd.

Date of incorporation	:	15 April 1993

Place of incorporation	:	Shenzhen, PRC

Registered Office	:

Total Investment	:	HK$225,400,000

Registered Capital	:	HK$181,200,000

Paid Up Capital	:	HK$181,200,000

Name of investor on the certificate of approval	:	J.I.C. Technology Company Limited

Directors	:	Chui Kam Wai (Chairman)
Yuen Lap Kei
Yeoh Teck Hooi
Koo Ming Kown

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December

SCHEDULE 2
Details of Zastron

Name	:	Zastron Precision-Tech Limited

Date of incorporation	:	9 June 2003

Place of incorporation	:	Cayman Islands

Registered Office	:	Cricket Square, Hutchins Drive, P.O. Box 2681 GT, Grand Cayman, KY1-1111, Cayman Islands

Authorised share capital	:	HK$100,000 divided into 10,000,000 shares of HK$0.01 each

Issued share capital	:	HK$0.1 divided into 10 shares of HK$0.01 each (registered in the name of the Vendor)

Directors	:	Koo Ming Kown
John Quinto Farina
Lei Lai Fong
Wang Lu Ping

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December

SCHEDULE 3
Details of the Zastron Subsidiaries
(1) Zastron Electronic (Shenzhen) Co., Ltd.

Name	:	Zastron Electronic (Shenzhen) Co., Ltd.

Date of incorporation	:	26 March 1992

Place of incorporation	:	Shenzhen, PRC

Registered Office	:

Total Investment	:	US$99,000,000

Registered Capital	:	US$46,500,000

Paid Up Capital	:	HK$46,500,000

Name of investor on the certificate of approval	:	Zastron Precision-Tech Limited

Directors	:	Koo Ming Kown
Lei Lai Fong
Wang Lu Ping
Wang Shi Ping

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December
(2) Zastron Precision-Flex (Wuxi) Co., Ltd.

Name	:	Zastron Precision-Flex (Wuxi) Co., Ltd.

Date of incorporation	:	23 November 2006

Place of incorporation	:	Wuxi, PRC

Registered Office	:

Total Investment	:	US$65,000,000

Registered Capital	:	US$21,675,000

Paid Up Capital	:	US$4,335,000

Name of investor on the certificate of approval	:	Zastron Precision-Tech Limited

Directors	:	Koo Ming Kown
Lei Lai Fong
Wang Lu Ping
Junji Mochizuki

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December
(3) Zastron Precision-Tech (Wuxi) Co., Ltd.

Name	:	Zastron Precision-Tech (Wuxi) Co., Ltd.

Date of incorporation	:	23 November 2006

Place of incorporation	:	Wuxi, PRC

Registered Office	:

Total Investment	:	US$63,000,000

Registered Capital	:	US$21,000,000

Paid Up Capital	:	US$4,200,000

Name of investor on the certificate of approval	:	Zastron Precision-Tech Limited

Directors	:	Koo Ming Kown
Lei Lai Fong
Wang Lu Ping
Junji Mochizuki

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December
(4) Zastron (Macao Commercial Offshore) Company Limited

Name in English	:	Zastron (Macao Commercial Offshore) Company Limited

Name in Chinese	:

Name in Portuguese	:	Zastron (Comercial Offshore De Macau) Limitada

Date of incorporation	:	23 November 2006

Place of incorporation	:	Macau

Registered Office	:

Share Capital	:	MOP 100,000 (owned by Zastron Precision-Tech Limited)

Directors	:	Koo Ming Kown
Lei Lai Fong

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December

SCHEDULE 4
Jetup Tenancies
A lease under a Factory and Dormitory Lease Contract dated 17 October 2003 made between the Jetup (as lessee) and ) (as lessor), supplemented by three supplemental contracts made between the said parties on 21 July 2004, 13 October 2004 and 1 May 2007, certain particulars of which are set out below:

Property	:	certain factory premises, staff dormitory, canteen, escalators, restaurants located at

Term	:	commencing on 1 March 2004 and ending on 29 February 2012

Total rent	:	RMB769,070 per month

SCHEDULE 5
Zastron Properties
Part 1 — Properties owned by the Zastron Group
1.	B14-A 6-009-011-016)

2.	: 6-007-040-013)

3.	The premises acquired from
Part 2 — The Zastron Tenancies
1.	A lease under a Lease dated 25 July 2005 made between The HongKong Land Property Company, Limited (as landlord) and Zastron Precision-Tech Limited (as tenant), certain particulars of which are set out below:

Property	:	Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong

Term	:	commencing on 1 September 2005 and ending on 31 August 2008

Rent	:	HK$ 226,330 per month
2.	A lease under a Lease and Use of Ancillary Facilities Agreement dated 24 March 2006 made between Namtai Electronic (Shenzhen) Co., Ltd. (as lessor) and Zastron Electronic (Shenzhen) Co., Ltd. (as lessee), certain particulars of which are set out below:

Property	:	certain factory premises and office premises located at

Term	:	commencing on 1 April 2007 and ending on 31 March 2012

Rent	:	HK$ 830,000 per month
3.	A lease under a Lease Contract made in July 2007 between F. Rodrigues (Sucessores) Limitada (as lessor) and Zastron (Comercial Offshore De Macau) Limitada (as lessee), certain particulars of which are set out below:

Property	:

Term	:	commencing on 10 July 2007 and ending on 9 July 2009

Rent	:	HK$9,100 per month

SCHEDULE 6
Zastron Intellectual Property Rights

				Goods and Services for
	Place of	Registration		which the Trademark
Trademark	Registration	No.	Class	registered is	Expiry Date

	Japan	5004413	9	Note 1	17 November 2016

	Hong Kong	300417014	9	Note 2	8 May 2015

	Hong Kong	300417024	28, 42	Note 3	7 September 2015

	Place of application
Trademark	for Registration	Application No.	Class	Application Date
	PRC	4943046	42	14 October 2005

	PRC	4943048	9	14 October 2005

	PRC	4646814	9	9 May 2005

	PRC	4908906	42	22 September 2005

	PRC	4908882	28	22 September 2005

SCHEDULE 7
Jetup Warranties
The Vendor hereby warrants and represents to and undertakes with the Purchaser in respect of Jetup that all the information contained in Schedules 1 and 4 is correct and:-
1.	The Jetup Sale Interest

(A)	Upon the Completion, the Purchaser will have the full legal and beneficial ownership of the Jetup Sale Interest registered in its name.

(B)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Jetup Sale Interest or any part of the unissued share capital of Jetup and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

(C)	The Jetup Sale Interest is fully paid up and rank pari passu in all respects with the existing issued shares of Jetup.

(D)	There is no agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares or debentures in Jetup.

(E)	The Jetup Sale Interest represents 91% of the registered capital of Jetup.

2.	Accuracy and adequacy of information

(A)	The copy of the memorandum and articles of association or other constitutional documents of Jetup produced to the Purchaser is complete and accurate in all respects, has attached to it copies of all resolutions and other documents required by law to be so attached and fully sets out the rights and restrictions attaching to each class of share capital of the relevant company.

(B)	All the accounts, books, ledgers and financial and other records of whatsoever kind including statutory books of Jetup have been properly kept in accordance with normal business practice and are in its possession or under its control and all transactions relating to its business have been duly and correctly recorded therein, and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and at the date hereof they give and reflect a true and fair view of the financial, contractual and trading position of Jetup.

3.	Compliance with legal requirements

(A)	Jetup is duly incorporated and validly existing under the law of its place of incorporation or establishment.

(B)	Compliance has been made in all material respects with all legal and procedural requirements and other formalities in connection with Jetup concerning (a) its memorandum and articles of association or other constitutional documents (including all resolutions passed or purported to have been passed) (b) the filing of all documents required by the appropriate legislation to be filed with the appropriate regulatory bodies in the PRC or elsewhere where Jetup operates (c) issues of shares debentures or other securities (if any) (d) payments of interest and dividends and making of other distributions and (e) directors and other officers.

(C)	There has been no material breach by Jetup or any of its officers (in his capacity as such) of any legislation or regulations affecting it or its business.

4.	Accounts, bank accounts and borrowings

(A)	The Jetup Accounts show a true and fair view of the results of Jetup for the three financial years and the six months ended on the Accounts Date and of the assets and liabilities of Jetup as at such date, in each case on the basis stated therein.

(B)	The Jetup Accounts:-
(i)	comply with the requirements of all applicable legislation;

(ii)	were prepared on the same basis and in accordance with the same accounting policies as the audited accounts of Jetup were prepared in the preceding three years and six months and in accordance with accounting practices generally accepted in the place of preparation of such accounts at the time they were audited and commonly adopted by companies carrying on businesses similar to that carried on by Jetup;

(iii)	(including the management financial information therein) are complete and accurate in all material respects and in particular make full provision for all bad and doubtful debts and established liabilities and make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof;

(iv)	give a true and fair view of the state of affairs and financial position of Jetup at the Accounts Date and of the results of Jetup for the financial period covered by the Jetup Accounts and the management financial information therein fairly represent the state of affairs and financial position of Jetup for the period covered by the Jetup Accounts; and

(v)	(including the management financial information therein) are not affected by any unusual or non-recurring items which are not disclosed in the Jetup Accounts.
(C)	Jetup has no outstanding liability for Taxation of any kind which has not been provided for in the Jetup Accounts.

(D)	Jetup has no outstanding capital commitment nor is engaged in any scheme or project requiring the expenditure of capital which has not been adequately disclosed or provided for in the Jetup Accounts.

(E)	Jetup owns free from encumbrance all its undertaking and assets shown or comprised in the Jetup Accounts and all such assets are in its possession or under its control.

(F)	Jetup does not hold any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

(G)	In relation to all financing arrangements to which Jetup is a party:-
(i)	there has been no contravention of or non-compliance with any provision or term of any of such arrangements;

(ii)	no steps for the enforcement of any encumbrances have been taken or threatened;

(iii)	there has not been any alteration in the terms and conditions of any of the said arrangements all of which are in full force and effect;

(iv)	nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

(v)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party, except the existing guarantee provided by J.I.C..
(H)	The total amount borrowed by Jetup :-
(i)	from its bankers does not exceed its financial facilities; and

(ii)	from whatsoever source does not exceed any limitation on borrowing contained in the relevant articles of association or any other constitutional document binding on it.
(I)	Having regard to the existing facilities available to Jetup, Jetup has sufficient working capital for the purpose of continuing to carry on its businesses in their present form and at present levels of turnover and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the relevant company.

(J)	Save as disclosed in the Jetup Accounts, Jetup has not declared, paid or made any dividend or other distribution.

5.	Events since the Accounts Date

Since the Accounts Date:-

(i)	there has been no material adverse change in the financial condition or prospects of Jetup and Jetup has entered into transactions and incurred liabilities only in the ordinary course of trading;

(ii)	no resolution of Jetup in general meeting has been passed other than resolutions relating to the ordinary business of an annual general meeting;

(iii)	Jetup has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(iv)	the financial year end of Jetup has not been changed;

(v)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(vi)	the business of Jetup has been carried on in the ordinary and usual course of its business and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been unusually written down nor any debt written off, and no unusual or abnormal contract has been entered into by Jetup;

(vii)	no asset of Jetup has been acquired or disposed of a capital nature, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by Jetup, and no contract involving expenditure by it of a capital nature has been entered into by Jetup, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on), the disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Jetup Sale Interest;

(viii)	there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by Jetup in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes wherever applicable;

(ix)	no event has occurred which gives rise to any liability for Taxation to Jetup on deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear any liability for Taxation directly or primarily chargeable against or attributable to another person, firm or company; and

(x)	such of the accounts receivables shown in the Jetup Accounts and all other accounts receivables arising since such time which have been realised since the Accounts Date have been realised at amounts not less than those shown in the Jetup Accounts or, in the case of subsequently arising accounts receivables, their face amount, and no indication has been received that any receivables now owing to Jetup.

6.	Contracts, commitments and financial and other arrangements

(A)	There are not outstanding, nor will there be outstanding at Completion with respect to Jetup :-
(i)	any contracts of service with directors or employees which cannot be terminated by six months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment);

(ii)	any agreements or arrangements to which Jetup is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses (save and except for the existing incentive bonus scheme already disclosed to the Purchaser);

(iii)	save and except for the compliance with applicable regulatory requirements, any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person;

(iv)	any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which Jetup is under any actual or contingent liability in respect of :-
(a)	any disposal of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date hereof; or

(b)	the obligations of any other person;
(v)	any contract to which Jetup is a party which is of a long-term and non-trading nature or contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Jetup Sale Interest;

(vi)	any agreement entered into by Jetup otherwise than by way of bargain at arm’s length;

(vii)	any material arrangements (contractual or otherwise) between Jetup and any party or any approvals or franchise granted by any governmental or regulatory bodies to and which are material to the operation of Jetup which will or may be terminated, withdrawn or materially and prejudicially affected as a result of the sale of the Jetup Sale Interest or of compliance with any other provision of this Agreement; and

(viii)	any contract which materially restricts the freedom of Jetup to carry on the business now carried on by it in any part of the world.
(B)	Neither Jetup nor the Vendor is aware of any breach of or the invalidity, or grounds for determination, rescission, avoidance or repudiation, of any material agreement or arrangement to which Jetup is a party or any approval or franchise granted by any governmental or regulatory bodies to Jetup and which is material to the operation of Jetup.

(C)	No charges, rights of security or third party rights of any kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of Jetup.

(D)	Jetup is not under any obligation, nor is a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(E)	Jetup is not a party to nor has any liability (present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(F)	Jetup is not a party to any agency, distributorship or management agreement or to any contract or arrangement which restricts its freedom to carry on any business which it is authorised to do by its memorandum of association and which is permitted by law in any part of the world in such manner as it thinks fit.

(G)	Jetup has no outstanding bid or tender or sale or service proposal which is material in relation to its business and which, if accepted, would be likely to result in a loss to it.

(H)	Save for any guarantee or warranty implied by law or otherwise in the usual and ordinary course of its business and on normal commercial terms, Jetup has not given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

7.	Insurance

(A)	Jetup has effected and maintains valid policies of insurance in an amount and to the extent that it is usual to do so in the business carried on by it and in the area in which such businesses are carried on. All premiums due in respect of such policies of insurance have been paid in full and all the other material conditions of the said policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable and none of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

(B)	No material claim is outstanding either by the insurer or the insured under any of the said policies and no claim against Jetup by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the relevant company.

(C)	Neither Jetup nor the Vendor (having made all reasonable enquiries) is aware of any circumstances which would or might entitle any Jetup to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

8.	Litigation

No significant litigation or arbitration, administrative or criminal or other proceedings against Jetup is pending, threatened or expected and so far as the Vendor (having made all reasonable enquiries) is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of Jetup in respect of any act or default for which Jetup might be vicariously liable.

9.	Insolvency

(A)	No receiver has been appointed in respect of or over the whole or any part of the assets or undertaking of Jetup.

(B)	No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of Jetup.

(C)	Jetup has not stopped payment or is insolvent or unable to pay its debts.

(D)	No material unsatisfied judgment is outstanding against Jetup.

(E)	No event analogous to any of the foregoing has occurred in or outside PRC in respect of Jetup.

10.	Delinquent acts

Jetup has not committed nor is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise. Jetup has not received notification of any investigation or inquiry is being or has been conducted by any governmental or other regulatory body in respect of the affairs of Jetup.

11.	Tax returns

(A)	Jetup has, in respect of all years of assessment since incorporation or establishment falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding Taxation matters which it is required to make or supply to any revenue authority (whether in Hong Kong or elsewhere if applicable) and there is no dispute or disagreement nor is any contemplated with any such authority regarding liability or potential liability to any Taxation or duty (including in each case penalties and interest) recoverable from Jetup or regarding the availability to Jetup of any relief from Taxation or duty.

(B)	Jetup has sufficient records relating to past events during the six years prior to Completion to calculate the liability for Taxation or relief which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since the Accounts Date.

(C)	Jetup has submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Jetup Accounts.

12.	Stamp and other duties

Jetup has paid promptly all sums payable by it (if necessary) under the Stamp Duty Ordinance, the Companies Ordinance and any other Ordinance or legislation and no sums are presently payable by Jetup under any such Ordinance, legislation or regulations.

13.	Employment

(A)	No employee or consultant or former employee or consultant has made or has any claims whatsoever against Jetup exceeding the amount of HK$500,000.

(B)	Full provision has been made in the Jetup Accounts for all and any compensation or severance payment for which Jetup is liable in respect of loss of office, wrongful dismissal, redundancy or unfair dismissal.

(C)	Save and except for the compliance with the relevant statutory requirements, Jetup is not paying, nor is under any liability (actual or contingent) to pay or secure, any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service or on termination of employment.

(D)	Jetup has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.

(E)	No employee of Jetup who is crucial to the operation of Jetup has given notice terminating his/her contract of employment or is under notice of dismissal. Full details of all benefits received by any employee otherwise than in cash, and of any benefit received by any such employee in cash has been disclosed to the Purchaser.

14.	Powers of attorney

Jetup has not given any power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

15.	Deductions and withholdings

Jetup has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

16.	Interests in companies, partnerships or joint ventures

(A)	Jetup has no interest in the share capital of any company or in any partnership or joint venture.

(B)	Jetup has not acted or carried on business in partnership with other person(s) nor is a member of any corporate or unincorporated body, undertaking or associate.

17.	Tenancies

(A)	The Jetup Tenancies are all good, valid and subsisting and have in no way become void or voidable.

(B)	All covenants, obligations, conditions and restrictions imposed upon Jetup under the Jetup Tenancies have been duly and promptly observed and performed.

(C)	The agreements for the Jetup Tenancies have all been properly stamped and (if necessary) any forms and documents required to be lodged in relation thereto with the government or other authorities have been lodged on time.

(D)	No Jetup Tenancies will be subject to avoidance, revocation or be otherwise affected solely upon or in consequence of the making or implementation of this Agreement.

18.	Intellectual property rights

(A)	To the best of Jetup’s knowledge and belief, the processes and methods employed, the services provided, the products used, manufactured, dealt in or supplied and the business conducted on or before the date of this Agreement by Jetup do not and at the time of being employed, provided, used, manufactured, dealt in or supplied or conducted, did not infringe any Intellectual Property of another person.

(B)	There is and has been no breach nor is there any fact or matter which would or may create a breach of or otherwise permit termination of any licence or right granted to Jetup in respect of third party Intellectual Property. No notice to terminate any such licences or rights has been given or threatened.

19.	Repetition at Completion

All warranties and representations contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.

SCHEDULE 8
Zastron Warranties
The Vendor hereby warrants and represents to and undertakes with the Purchaser in respect of the Zastron Group that all the information contained in Schedules 2, 3, 5 and 6 is correct and:-
1.	The Zastron Sale Interest

(A)	The Vendor is the beneficial owner of the Zastron Sale Interest with full authority to sell and transfer the full legal and beneficial ownership of the Zastron Sale Interest registered in its name to the Purchaser.

(B)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Zastron Sale Interest or any part of the unissued share capital of Zastron and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

(C)	The Zastron Sale Interest is fully paid up and rank pari passu in all respects with the existing issued shares of Zastron.

(D)	There is no agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares or debentures in Zastron.

(E)	The Zastron Sale Interest represents the entire issued share capital of Zastron.

2	Accuracy and adequacy of information

(A)	The copy of the memorandum and articles of association or other constitutional documents of each member of the Zastron Group produced to the Purchaser is complete and accurate in all respects, has attached to it copies of all resolutions and other documents required by law to be so attached and fully sets out the rights and restrictions attaching to each class of share capital of the relevant company.

(B)	All the accounts, books, ledgers and financial and other records of whatsoever kind including statutory books of each member of the Zastron Group have been properly kept in accordance with normal business practice and are in its possession or under its control and all transactions relating to its business have been duly and correctly recorded therein, and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and at the date hereof they give and reflect a true and fair view of the financial, contractual and trading position of the relevant company.

3.	Compliance with legal requirements

(A)	Each member of the Zastron Group is duly incorporated and validly existing under the law of its place of incorporation or establishment.

(B)	Compliance has been made in all material respects with all legal and procedural requirements and other formalities in connection with each member of the Zastron Group concerning (a) its memorandum and articles of association or other constitutional documents (including all resolutions passed or purported to have been passed) (b) the filing of all documents required by the Companies Ordinance or other appropriate legislation to be filed with the Registrar of Companies or other appropriate regulatory bodies in Hong Kong or elsewhere where the relevant member of the Zastron Group was established or operates (c) issues of shares debentures or other securities (if any) (d) payments of interest and dividends and making of other distributions and, (e) directors and other officers.

(C)	There has been no material breach by any member of the Zastron Group or any of its officers (in his capacity as such) of any legislation or regulations affecting it or its business.

4.	Accounts, bank accounts and borrowings

(A)	The Zastron Accounts show a true and fair view of the combined results of the Zastron Group for the three financial years and the six months ended on the Accounts Date and of the assets and liabilities of the Zastron Group as at such date, in each case on the basis stated therein.

(B)	The Zastron Accounts:-
(i)	comply with the requirements of all applicable legislation;

(ii)	were prepared on the same basis and in accordance with the same accounting policies as the audited accounts of the relevant company were prepared in the preceding three years and six months and in accordance with accounting practices generally accepted in the place of preparation of such accounts at the time they were audited and commonly adopted by companies carrying on businesses similar to that carried on by the relevant member of the Zastron Group;

(iii)	(including the management financial information therein) are complete and accurate in all material respects and in particular make full provision for all bad and doubtful debts and established liabilities and make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof;

(iv)	give a true and fair view of the state of affairs and financial position of the relevant member of the Zastron Group at the Accounts Date and of the results of the Zastron Group for the financial period covered by the Zastron Accounts and the management financial information therein fairly represent the state of affairs and financial position of the relevant member of the Zastron Group for the period covered by the Zastron Accounts;

(v)	(including the management financial information therein) are not affected by any unusual or non-recurring items which are not disclosed in the Zastron Accounts.
(C)	None of the members of the Zastron Group has any outstanding liability for Taxation of any kind which has not been provided for in the Zastron Accounts.

(D)	None of the members of the Zastron Group has any outstanding capital commitment nor is engaged in any scheme or project requiring the expenditure of capital which has not been adequately disclosed or provided for in the Zastron Accounts.

(E)	Each member of the Zastron Group owns free from encumbrance all its undertaking and assets shown or comprised in the Zastron Accounts and all such assets are in its possession or under its control.

(F)	No member of the Zastron Group holds any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

(G)	In relation to all financing arrangements to which a member of the Zastron Group is a party:-
(i)	full details and true and correct copies of all documents relating thereto have been supplied to the Purchaser;

(ii)	there has been no contravention of or non-compliance with any provision of any such document;

(iii)	no steps for the enforcement of any encumbrances have been taken or threatened;

(iv)	there has not been any alteration in the terms and conditions of any of the said arrangements all of which are in full force and effect;

(v)	nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

(vi)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

(H)	The total amount borrowed by each member of the Zastron Group :-
(i)	from its bankers does not exceed its financial facilities; and

(ii)	from whatsoever source does not exceed any limitation on borrowing contained in the relevant articles of association or any other constitutional document binding on it.
(I)	Having regard to the existing facilities available to the Zastron Group, each member of the Zastron Group has sufficient working capital for the purpose of continuing to carry on its businesses in their present form and at present levels of turnover and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the relevant company.

(J)	Save as disclosed in the Zastron Accounts, no member of the Zastron Group has declared, paid or made any dividend or other distribution.

5.	Events since the Accounts Date

Since the Accounts Date:-

(i)	there has been no material adverse change in the financial condition or prospects of any member of the Zastron Group and each member of the Zastron Group has entered into transactions and incurred liabilities only in the ordinary course of trading;

(ii)	no resolution of any member of the Zastron Group in general meeting has been passed other than resolutions relating to the ordinary business of an annual general meeting;

(iii)	no member of the Zastron Group has declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(iv)	the financial year end of each member of the Zastron Group has not been changed;

(v)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(vi)	the business of each member of the Zastron Group has been carried on in the ordinary and usual course of its business and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been unusually written down nor any debt written off, and no unusual or abnormal contract has been entered into by any member of the Zastron Group;

(vii)	no asset of any member of the Zastron Group has been acquired or disposed of a capital nature, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any member of the Zastron Group, and no contract involving expenditure by it of a capital nature has been entered into by any member of the Zastron Group, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on), the disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Sale Interests;

(viii)	there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by any member of the Zastron Group in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes wherever applicable;

(ix)	no event has occurred which gives rise to any liability for Taxation to any member of the Zastron Group on deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear any liability for Taxation directly or primarily chargeable against or attributable to another person, firm or company; and

(x)	such of the accounts receivables shown in the Zastron Accounts and all other accounts receivables arising since such time which have been realised since the Accounts Date have been realised at amounts not less than those shown in the Zastron Accounts or, in the case of subsequently arising accounts receivables, their face amount, and no indication has been received that any receivables now owing to any member of the Zastron Group is bad or doubtful.

6.	Contracts, commitments and financial and other arrangements

(A)	There are not outstanding, nor will there be outstanding at Completion with respect to any member of the Zastron Group :-
(i)	any contracts of service with directors or employees which cannot be terminated by six months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment);

(ii)	any agreements or arrangements to which any member of the Zastron Group is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses save pursuant to the joint venture or co-operative agreements relating to the establishment and operations of the Zastron Subsidiaries (save and except for the existing incentive bonus scheme already disclosed to the Purchaser);

(iii)	save and except for the compliance with applicable regulatory requirements, any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person;

(iv)	any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which any member of the Zastron Group is under any actual or contingent liability in respect of :-
(a)	any disposal of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date hereof; or

(b)	the obligations of any other person;
(v)	any contract to which any member of the Zastron Group is a party which is of a long-term and non-trading nature or contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Sale Interests;

(vi)	any agreement entered into by any member of the Zastron Group otherwise than by way of bargain at arm’s length;

(vii)	any material arrangements (contractual or otherwise) between any member of the Zastron Group and any party or any approvals or franchise granted by any governmental or regulatory bodies to and which are material to the operation of the relevant member of the Zastron Group which will or may be terminated, withdrawn or materially and prejudicially affected as a result of the sale of the Sale Interests or of compliance with any other provision of this Agreement; and

(viii)	any contract which materially restricts the freedom of any member of the Zastron Group to carry on the business now carried on by it in any part of the world.
(B)	None of the members of the Zastron Group nor the Vendor is aware of any breach of or the invalidity, or grounds for determination, rescission, avoidance or repudiation, of any material agreement or arrangement to which any member of the Zastron Group is a party or any approval or franchise granted by any governmental or regulatory bodies to any member of the Zastron Group and which is material to the operation of the relevant member of the Zastron Group.

(C)	No charges, rights of security or third party rights of any kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of any member of the Zastron Group.

(D)	No member of the Zastron Group is under any obligation, or is a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(E)	Save and except for the internal loan of the Zastron Group and a guarantee given by the Vendor to a Zastron Subsidiary in the PRC as disclosed to the Purchaser, no member of the Zastron Group is a party to or has any liability (present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(F)	No member of the Zastron Group is a party to any agency, distributorship or management agreement or to any contract or arrangement which restricts its freedom to carry on any business which it is authorised to do by its memorandum of association and which is permitted by law in any part of the world in such manner as it thinks fit.

(G)	No member of the Zastron Group has any outstanding bid or tender or sale or service proposal which is material in relation to its business and which, if accepted, would be likely to result in a loss to it.

(H)	Save for any guarantee or warranty implied by law or otherwise in the usual and ordinary course of its business and on normal commercial terms, no member of the Zastron Group has given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

7.	Insurance

(A)	Each member of the Zastron Group has effected and maintains valid policies of insurance in an amount and to the extent that it is usual to do so in the business carried on by it and in the area in which such businesses are carried on. All premiums due in respect of such policies of insurance have been paid in full and all the other material conditions of the said policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable and none of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

(B)	No material claim is outstanding either by the insurer or the insured under any of the said policies and no claim against any member of the Zastron Group by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the relevant company.

(C)	None of the members of the Zastron Group and the Vendor (having made all reasonable enquiries) is aware of any circumstances which would or might entitle any member of the Zastron Group to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

8.	Litigation

No significant litigation or arbitration, administrative or criminal or other proceedings against any member of the Zastron Group is pending, threatened or expected and so far as the Vendor (having made all reasonable enquiries) is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of any member of the Zastron Group in respect of any act or default for which any member of the Zastron Group might be vicariously liable.

9.	Insolvency

(A)	No receiver has been appointed in respect of or over the whole or any part of the assets or undertaking of any member of the Zastron Group.

(B)	No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of any member of the Zastron Group.

(C)	No member of the Zastron Group has stopped payment or is insolvent or unable to pay its debts within the meaning of section 178 of the Companies Ordinance.

(D)	No material unsatisfied judgment is outstanding against any member of the Zastron Group.

(E)	No event analogous to any of the foregoing has occurred in or outside the Cayman Islands, the PRC or Macau in respect of any member of the Zastron Group.

10.	Delinquent acts

No member of the Zastron Group has committed or is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise. No member of the Zastron Group has received notification of any investigation or inquiry is being or has been conducted by any governmental or other regulatory body in respect of the affairs of any member of the Zastron Group.

11.	Tax returns

(A)	Each member of the Zastron Group has, in respect of all years of assessment since incorporation or establishment falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding Taxation matters which it is required to make or supply to any revenue authority (whether in Hong Kong or elsewhere) and there is no dispute or disagreement nor is any contemplated with any such authority regarding liability or potential liability to any Taxation or duty (including in each case penalties and interest) recoverable from any member of the Zastron Group or regarding the availability to any member of the Zastron Group of any relief from Taxation or duty.

(B)	Each member of the Zastron Group has sufficient records relating to past events during the six years or any shorter period from the date of incorporation or establishment of the relevant Zastron Subsidiary prior to Completion to calculate the liability for Taxation or relief which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since the Accounts Date.

(C)	Each member of the Zastron Group has submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Zastron Accounts.

12.	Stamp and other duties

Each member of the Zastron Group has paid promptly all sums payable by it (if necessary) under the Stamp Duty Ordinance, the Companies Ordinance and any other Ordinance or legislation and no sums are presently payable by any member of the Zastron Group under any such Ordinance, legislation or regulations.

13.	Employment

(A)	No employee or consultant or former employee or consultant has made or has any claims whatsoever against any member of the Zastron Group exceeding the amount of HK$500,000.

(B)	Full provision has been made in the Zastron Accounts for all and any compensation or severance payment for which any member of the Zastron Group is liable in respect of loss of office, wrongful dismissal, redundancy or unfair dismissal.

(C)	Save and except for the compliance with relevant statutory requirement, no member of the Zastron Group is paying or is under any liability (actual or contingent) to pay or secure, any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service or on termination of employment.

(D)	No member of the Zastron Group has outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.

(E)	No employee of any member of the Zastron Group who is crucial to the operation of Zastron Group has given notice terminating his/her contract of employment or is under notice of dismissal. Full details of all benefits received by any employee otherwise than in cash, and of any benefit received by any such employee in cash has been disclosed to the Purchaser.

14.	Powers of attorney

No member of the Zastron Group has given any power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

15.	Deductions and withholdings

Each member of the Zastron Group has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

16.	Interests in companies, partnerships or joint ventures

(A)	Save for the Zastron Subsidiaries, Zastron has no interest in the share capital of any company or in any partnership or joint venture.

(B)	Each of the Zastron Subsidiaries is validly and beneficially held by the Zastron Group as to such percentage of equity interest referred to in the audited combined results of the Zastron Group for the period ended on the Accounts Date.

(C)	No member of the Zastron Group acts or carries on business in partnership with other person(s) or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or associate or had or is liable on any share or security which is not fully paid up or which carries any liability.

17.	Properties

The Zastron Properties represent all of the real property anywhere owned, used or occupied by the Zastron Group or in respect of which the Zastron Group has any estate, interest, right or liability, and in respect of each of the Zastron Properties owned by the Zastron Group:-
(i)	Zastron or the relevant Zastron Subsidiary is at the date hereof the registered and beneficial owner of and has a good and marketable title to the Zastron Property(ies) free from all adverse claims, encumbrances, liens and third party rights whatsoever;

(ii)	no contracts have been entered into by any member of the Zastron Group to sell, assign, subdivide, let, licence, charge, mortgage, partition, share, grant any option over or otherwise dispose of an interest in or part with the possession or occupation of any of the Properties or any part thereof or otherwise encumber the Zastron Properties nor is there any agreement by any member of the Zastron Group to do any of the aforesaid;

(iii)	Zastron or the relevant Zastron Subsidiary is in physical possession and actual occupation of the whole of the Zastron Property(ies) on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party;

(iv)	all of the title deeds and documents necessary to prove title to the Zastron Properties are in the possession or under the control of the Zastron Group and the documents of title consist of original documents or, where appropriate, properly certified copies thereof and original executed tenancy agreements in respect of the tenancies, all of which have been stamped with the full amount of the stamp duty (if applicable) payable thereon;

(v)	no right, easement, licence or informal arrangement, public or private, is enjoyed or in the course of being acquired by or against any of the Zastron Properties or any part thereof;

(vi)	the rates and all other outgoings in respect of the Zastron Properties have been duly paid to the date hereof;

(vii)	all necessary certificates of compliance, occupation permits and other consents and authorities for the present use of the Zastron Properties have been issued and are in force and there are no circumstances known or which would on reasonable enquiry be known to the Vendor, any member of the Zastron Group or any director of any of the foregoing which may result in the forfeiture, avoidance, withdrawal, restriction or non-renewal of or amendment to the same;

(viii)	there are no outstanding notices, complaints or requirements issued by any governmental body, authority or department in respect of any of the Zastron Properties;

(ix)	there is no circumstance which (with or without the taking of any other action) would entitle any third party to exercise a right or power of entry to or to take possession of or which would in any other way affect or restrict the continued possession, enjoyment or present use by Zastron or the relevant Zastron Subsidiary of the Zastron Properties or any part thereof;

(x)	the Vendor is unaware of any planning or other proposals or restrictions made or intended to be made by any governmental body, authority or department concerning the compulsory acquisition or resumption of any of the Zastron Properties or any part thereof or which would adversely affect any of the Zastron Properties or any part thereof or the value of such Zastron Properties;

(xi)	none of the Zastron Properties is subject to any restrictions on its being assigned, mortgaged, charged, let or otherwise disposed of;

(xii)	if applicable, Zastron or the relevant Zastron Subsidiary has a good and valid policy of insurance in respect of the Zastron Property(ies) with coverage in its reinstatement value and the premiums in respect of such policy are fully paid up to date;

(xiii)	to the best of the knowledge and belief of the Vendor, no action, claim, demand or liability (contingent or otherwise) in respect of any of the Zastron Properties or any part thereof is outstanding;

(xiv)	there have been no unauthorised structures erected upon or unauthorised alterations made to any of the Zastron Properties or any part thereof;

(xv)	there are no outstanding or anticipated complaints, proposals, schemes, resolutions, notices, orders, requirements or recommendations of any district or other authority affecting any of the Zastron Properties or any part thereof or the use thereof or the owner or occupier thereof, none of the Zastron Properties comprises a listed building, no part of any of the Zastron Properties is included in a conservation area and there are no pending applications in respect of any of the Zastron Properties;

(xvi)	there are no outstanding or anticipated monetary claims or liabilities contingent or otherwise in respect of any of the Zastron Properties or any part thereof including compensation for disturbance or improvements in respect of any past or present tenancy;

(xvii)	so far as the Vendor is aware, none of the Zastron Properties which are situated in the PRC has been contaminated with any hazardous substance which may constitute an impediment to the use or intended use of any of such Zastron Properties, and no pollution of the environment in violation of any applicable pollution or environmental protection laws or regulations of the PRC has occurred or is occurring in connection with such Properties;

(xviii)	so far as the Vendor is aware, none of the Zastron Group has received any complaint in relation to any material harm or pollution to the environment from any governmental or local authority;
and in relation to the Zastron Tenancies :-

(a)	the Zastron Tenancies are all good, valid and subsisting and have in no way become void or voidable;

(b)	all covenants, obligations, conditions and restrictions imposed upon any member of the Zastron Group under the Zastron Tenancies have been duly and promptly observed and performed;

(c)	the agreements for the Zastron Tenancies have all been properly stamped and (if necessary) any forms and documents required to be lodged in relation thereto with the government or other authorities have been lodged on time;

(d)	no Zastron Tenancies will be subject to avoidance, revocation or be otherwise affected solely upon or in consequence of the making or implementation of this Agreement.
18.	Intellectual property rights

(A)	Full details of all of the Zastron Intellectual Property Rights (including, without limitation, applications for registration) are set out in Schedule 6. All of such details are true and accurate in all respects.

(B)	Each of the Zastron Intellectual Property Rights is:
(i)	valid, subsisting and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

(ii)	solely legally and beneficially owned by, or vested in or validly granted to, the Zastron Group and are not restricted in any way;

(iii)	used exclusively by the Zastron Group; and

(iv)	not, and will not be, the subject of a claim, opposition, or challenge from a person including, without limitation, an employee of the Zastron Group as to title or pursuant to sections 58 and 59 of the Patents Ordinance 1997 or section 14(2) of the Copyright Ordinance 1997 or otherwise, if applicable.
(C)	In respect of all of the registered Zastron Intellectual Property Rights and all applications for registration, all renewal fees and steps required for their maintenance or protection have been paid and taken.

(D)	Nothing has been done or omitted to be done by which a person is or will be able to seek the cancellation, revocation, rectification or other modification of a registration of any of the Zastron Intellectual Property Rights or to acquire a compulsory licence thereunder.

(E)	In respect of all applications for the registration of any of the Zastron Intellectual Property Rights there are no circumstances known to the Vendor which would render such applications unacceptable to the Patents Registry, Trade Marks Registry or Designs Registry in Hong Kong or such other office or authority in any relevant jurisdiction in their current form.

(F)	No person has asserted any moral rights in respect of any of the Zastron Intellectual Property Rights used by the Zastron Group in relation to its business at any time prior to the date of this Agreement.

(G)	There is and has been no breach nor is there any fact or matter which would or may give rise to a breach of the terms of all licences or rights which have been granted by the Zastron Group relating to the Zastron Intellectual Property Rights.

(H)	None of the Vendor or any member of the Zastron Group is aware of nor has it at any time acquiesced in, nor authorised the use by any third party of any of the Zastron Intellectual Property Rights other than in accordance with the terms of the licences or other arrangements disclosed pursuant to warranty (G) above and there is, and has been, no infringement or threatened infringement of any of the Zastron Intellectual Property Rights.

(I)	There is and has been no proceedings or disputes in any jurisdiction concerning any of the Zastron Intellectual Property Rights and no proceedings concerning any of the Zastron Intellectual Property Rights is pending or threatened.

(J)	To the best of the knowledge and belief of the Zastron Group, the processes and methods employed, the services provided, the products used, manufactured, dealt in or supplied and the business conducted on or before the date of this Agreement by the Zastron Group do not and at the time of being employed, provided, used, manufactured, dealt in or supplied or conducted, did not infringe any Intellectual Property or another person.

(K)	There is and has been no breach nor is there any fact or matter which would or may create a breach of or otherwise permit termination of any licence or right granted to the Zastron Group in respect of third party Intellectual Property. No notice to terminate any such licences or rights has been given or threatened.

(L)	No member of the Zastron Group has disclosed or agreed to disclose any of the Zastron Intellectual Property Rights in the nature of know-how or confidential information to any person other than its employees for the purpose of carrying on its business.

19.	Repetition at Completion

All warranties and representations contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.

SCHEDULE 9
Convertible Bond
NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED
(incorporated in Cayman Islands with limited liability)
2.5 per cent. Convertible Bonds due [ ] 2012
The Bonds in respect of which this Certificate is issued are in registered form and form part of the series as specified in the above title (the “Bonds”) of Nam Tai Electronic & Electrical Products Limited (the “Company”).
For value received, the Company promises to pay to the person who appears at the relevant time on the register of bondholders as the holder of Bonds in respect of which Certificate is issued (the “Bondholder”), such amount as shall become due in respect of this Certificate and otherwise to comply with the terms and conditions attached hereto (the “Conditions”).
The Company hereby certifies that the name of Nam Tai Electronics, Inc. is, at the date hereof, entered in the register of Bondholders held at the office of the Company in Hong Kong as the holder of Bonds in the principal amount of US$311,430,294.87.
This Certificate is evidence of entitlement only. Title to the Bonds passes only on due registration in the register of Bondholders and only the duly registered holder is entitled to payments on Bonds and any interest accrued thereon in respect of which this Certificate is issued.
GIVEN under the Seal of Nam Tai Electronic & Electrical Products Limited.
Dated:
By:
Director
Notes:-
The Bonds cannot be transferred to bearer on delivery and are only transferable to the extent permitted by Condition 2 and 3 of the terms and conditions thereof. This certificate must be delivered to the secretary of Nam Tai Electronic & Electrical Products Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

For endorsement in the event of partial conversion

Date	Amount Converted	Amount Outstanding

TERMS AND CONDITIONS OF THE BONDS
1.	Period and Status

1.1	Subject as provided herein, the Company shall repay such principal moneys outstanding under the Bonds to the Bondholders together with all interest accrued thereon up to and including the date of repayment on the fifth anniversary of the date of issue of the Bonds.

1.2	The obligations of the Company arising under the Bonds constitute general, unsecured obligations of the Company and will rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Company except for obligations accorded preference by mandatory provisions of applicable law. No application will be made for a listing of the Bonds.

2.	Transfers of Bonds

2.1	The Bondholder may only assign or transfer the Bonds to any wholly-owned subsidiary of the Bondholder or to any transferee subject to the requirements under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) from time to time and with the consent of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”). Any assignment or transfer of Bonds shall be in respect of a minimum of US$500,000 (or an integral multiple thereof) of the outstanding principal amount of the Bond, but not otherwise.

2.2	In relation to any assignment or transfer of the Bonds permitted under these Conditions, the Certificate (as defined below) must be delivered for registration to the office of the Company in Hong Kong accompanied by: (i) a duly executed form of transfer in a form agreed between the Company and the Bondholder; (ii) in the case of the execution of the transfer form on behalf of a corporation by its officers, the authority of that person or those persons to do so; (iii) such other evidence (including legal opinions) as the Company may reasonably require if the transfer form is executed by some other person on behalf of the Bondholder; (iv) the necessary applications to the Stock Exchange for the assignment or transfer of the Bonds (if applicable); and (v) such other evidence (including legal opinions) as the Company may reasonably require that the conditions and requirements of this Condition 2.2 are satisfied. The Company shall, within 7 days of receipt of such documents from the Bondholder, cancel the existing Certificate and issue a new certificate under the seal of the Company, in favour of the transferee or assignee as applicable.

2.3	Any legal and other costs and expenses which may be incurred by the Company in connection with any transfer or assignment of the Bonds or any request therefor shall be borne by the Bondholder(s).

3.	Form, Denomination and Title

3.1	The Bonds are issued in registered form in the denomination of US$500,000 each or integral multiples thereof without coupons attached. A bond certificate (each a “Certificate”) will be issued to each Bondholder in respect of its registered holding of Bonds.

3.2	Title to the Bonds passes by registration in the register of Bondholders. In these Conditions, references to “Bondholder” and, in relation to a Bond, “holder” are to the person in whose name a Bond is registered.

4.	Interest

4.1	The Bonds bear interest from the date of issue (the “Issue Date”) at the rate of 2.5 per cent. per annum on the principal amount outstanding from time to time. Interest is payable by the Company semi-annually in arrears on dates falling six calendar months and one year after the date of issue of the Bond and on the anniversaries of such dates for each year thereafter.

4.2	In the event that Bondholders have converted part or the whole of the principal amount of a Bond into shares of the Company (the “Shares”), the Bondholder shall be entitled to accrued interest in respect of such part or whole of the principal amount for the period from the last preceding interest payment date (or the Issue Date, as the case may be) up to the Conversion Date (as defined below) concerned.

4.3	Interest shall accrue on a daily basis and shall be calculated on the basis of the actual number of days elapsed and a 365-day year.

5.	Conversion

5.1	Conversion Right

Subject to the public float of the Shares not being less than the applicable percentage as required by the Listing Rules, Bondholders have the right to convert the whole or part of the principal amount of the Bond into Shares at any time during the period on and after the date of issue of the Bond up to and including the fifth anniversary date of the issue of the Bond in a minimum principal amount of US$500,000 plus accrued interest up to the Conversion Date (as defined below) concerned or such lower amount as the Company may accept from time to time. This right may be exercised by the Bondholder delivering to the office of the Company in Hong Kong, on a day on which the Stock Exchange is open for trading (a “trading day”), a conversion notice (a “Conversion Notice”) in writing stating the intention of the Bondholder to convert and the address to which the share certificates in respect of the Shares are to be delivered or, in the case of Shares to be held in scripless form, details of the applicable account in the Central Clearing and Settlement System together with this Certificate. The conversion date in respect of a Bond (the “Conversion Date”) shall be deemed to be the day immediately following such trading day. The Company shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and stock exchange levies and charges (if any) arising on any such conversion.

5.2	Conversion Price

The conversion price at which Shares will be issued upon conversion of Bonds is, initially, US$0.23 per Share as adjusted pursuant to Condition 6 (the “Conversion Price”).

5.3	Conversion Shares

The number of Shares to be issued on conversion of a Bond shall be determined by dividing the principal amount of the Bond plus accrued interest up to the Conversion Date concerned by the Conversion Price in effect on the Conversion Date. The Company shall register the person or persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Shares in its share register and shall cause its share registrar to deliver such certificate or certificates to the person or at the place specified in the Conversion Notice within 5 trading days, after the Conversion Date. Fractions of Shares will not be issued on conversion but (except in cases where any such cash payment would amount to less than US$1.0) an equivalent cash payment in Hong Kong dollars will be made to the Bondholder in respect of such fraction.

6.	Adjustments

(a)	Subject as hereinafter provided, the Conversion Price shall from time to time be adjusted in accordance with the following relevant provisions and so that if the event giving rise to any such adjustment shall be such as would be capable of falling within more than one of sub-paragraphs (i) to (vii) inclusive of this Condition 6(a) it shall fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs:-
(i)	If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount, the Conversion Price in force immediately prior thereto shall be adjusted by multiplying it by the revised nominal amount and dividing the result by the former nominal amount. Each such adjustment shall be effective from the close of business in Hong Kong on the day immediately preceding the date on which the consolidation or sub-division becomes effective.

(ii)	If and whenever the Company shall issue (other than in lieu of a cash dividend) any Shares credited as fully paid by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve fund), the Conversion Price in force immediately prior to such issue shall be adjusted by multiplying it by the aggregate nominal amount of the issued Shares immediately before such issue and dividing the result by the sum of such aggregate nominal amount and the aggregate nominal amount of the Shares issued in such capitalisation. Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for such issue.

(iii)	If and whenever the Company shall make any Capital Distribution (as defined in Condition 6(b)) to holders (in their capacity as such) of Shares (whether on a reduction of capital or otherwise) or shall grant to such holders rights to acquire for cash assets of the Company or any of its subsidiaries, the Conversion Price in force immediately prior to such distribution or grant shall be adjusted by multiplying it by the following fraction:-

A – B
A
where:-
A =	the market price (as defined in Condition 6(b)) on the date on which the Capital Distribution or, as the case may be, the grant is publicly announced or (failing any such announcement) next preceding the date of the Capital Distribution or, as the case may be, of the grant; and

B =	the fair market value on the day of such announcement or (as the case may require) the next preceding day, as determined in good faith by an approved merchant bank, of the portion of the Capital Distribution or of such rights which is attributable to one Share,
Provided that:-
(aa)	if in the opinion of an approved merchant bank, the use of the fair market value as aforesaid produces a result which is significantly inequitable, such merchant bank may instead determine (and in such event the above formula shall be construed as if B meant) the amount of the said market price which should properly be attributed to the value of the Capital Distribution or rights; and

(bb)	the provisions of this sub-paragraph (iii) shall not apply in relation to the issue of Shares paid out of profits or reserves and issued in lieu of a cash dividend.
Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for the Capital Distribution or grant.
(iv)	If and whenever the Company shall offer to holders of Shares new Shares for subscription by way of rights, or shall grant to holders of Shares any options or warrants to subscribe for new Shares, at a price which is less than 95 per cent. of the market price at the date of the announcement of the terms of the offer or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of the announcement of such offer or grant by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate of the amount (if any) payable for the rights, options or warrants and of the amount payable for the total number of new Shares comprised therein would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the aggregate number of Shares offered for subscription or comprised in the options or warrants (such adjustment to become effective (if appropriate retroactively) from the commencement of the day next following the record date for the offer or grant) Provided however that no such adjustment shall be made if the Company shall make a like offer or grant (as the case may be) at the same time to the Bondholder (subject to such exclusions or other arrangements as the Directors of the Company may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognised regulatory body or any stock exchange in any territory in or outside Hong Kong) as if it had exercised the Conversion Rights under the Bond in full on the day immediately preceding the record date for such offer or grant.

(v)
(aa) If and whenever the Company shall issue wholly for cash any securities which by their terms are convertible into or exchangeable for or carry rights of subscription for new Shares, and the total Effective Consideration per Share (as defined below) initially receivable for such securities is less than 95 per cent. of the market price at the date of the announcement of the terms of issue of such securities, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the issue by a fraction of which the numerator is the number of Shares in issue immediately before the date of the issue plus the number of Shares which the total Effective Consideration receivable for the securities issued would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of the issue plus the number of Shares to be issued upon conversion or exchange of, or the exercise of the subscription rights conferred by, such securities at the initial conversion or exchange rate or subscription price. Such adjustment shall become effective (if appropriate retrospectively) from the close of business in Hong Kong on the trading day next preceding whichever is the earlier of the date on which the issue is announced and the date on which the issuer determines the conversion or exchange rate or subscription price.

(bb)	If and whenever the rights of conversion or exchange or subscription attached to any such securities as are mentioned in section (aa) of this sub-paragraph (v) are modified so that the total Effective Consideration per Share initially receivable for such securities shall be less than 95 per cent. of the market price at the date of announcement of the proposal to modify such rights of conversion or exchange or subscription, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by a fraction of which the numerator is the number of Shares in issue immediately before the date of such modification plus the number of Shares which the total Effective Consideration receivable for the securities issued at the modified conversion or exchange price would purchase at such market price and of which the denominator is the number of Shares in issue immediately before such date of modification plus the number of Shares to be issued upon conversion or exchange of or the exercise of the subscription rights conferred by such securities at the modified or exchange rate or subscription price. Such adjustment shall become effective as at the date upon which such modification shall take effect. A right of conversion or exchange or subscription shall not be treated as modified for the foregoing purposes where it is adjusted to take account of rights or capitalisation issues and other events normally giving rise to adjustment of conversion or exchange terms.
For the purposes of this sub-paragraph (v), the “total Effective Consideration” receivable for the securities issued shall be deemed to be the consideration receivable by the Company for any such securities plus the additional minimum consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange thereof or the exercise of such subscription rights, and the total Effective Consideration per Share initially receivable for such securities shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange rate or the exercise of such subscription rights at the initial subscription price, in each case without any deduction for any commissions, discounts or expenses paid, allowed or incurred in connection with the issue.
(vi)	If and whenever the Company shall issue wholly for cash any Shares at a price per Share which is less than 95 per cent. of the market price at the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate amount payable for the issue would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares so issued. Such adjustment shall become effective on the date of the issue.

(vii)	If and whenever the Company shall issue Shares for the acquisition of asset at a total Effective Consideration per Share (as defined in this sub-paragraph (vii) below) which is less than 95 per cent. of the market price (as defined in Condition 6(b)) at the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted in such manner as may be determined by an approved merchant bank. Such adjustment shall become effective on the date of issue. For the purpose of this sub-paragraph (vii) “total Effective Consideration” shall be the aggregate consideration credited as being paid for such Shares by the Company on acquisition of the relevant asset without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof, and the “total Effective Consideration per Share” shall be the total Effective Consideration divided by the number of Shares issued as aforesaid.
(b)	For the purposes of this Condition 6:-

“announcement” shall include the release of an announcement to the press or the delivery or transmission by telephone, telex or otherwise of an announcement to the Stock Exchange and “date of announcement” shall mean the date on which the announcement is first so released, delivered or transmitted.

“approved merchant bank” means a merchant bank of repute in Hong Kong selected by the Company and agreed by the Bondholder for the purpose of providing a specific opinion or calculation or determination hereunder and in the absence of such agreement shall be Yu Ming Investment Management Limited;

“Capital Distribution” shall (without prejudice to the generality of that phrase) include distributions in cash or specie. Any dividend charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a Capital Distribution provided that any such dividend shall not automatically be so deemed if it is paid out of the aggregate of the net profits (less losses) attributable to the holders of Shares for all financial periods after 31 December 2006 as shown in the audited consolidated profit and loss account of the Company and its subsidiaries for each financial period ended 31 December;

“issue” shall include allot;

“market price” means the average of the closing prices of one Share on the Stock Exchange for each of the last five Stock Exchange trading days on which dealings in the Shares on the Stock Exchange took place ending on the last such dealing day preceding the day on or as of which the market price is to be ascertained;

“Shares” includes, for the purposes of Shares comprised in any issue, distribution or grant pursuant to sub-paragraphs (iii), (iv), (v), (vi) or (vii) of Condition 6(a), any such ordinary shares of the Company as, when fully paid, will be Shares;

“reserves” includes unappropriated profits;

“rights” includes rights in whatsoever form issued.

(c)	The provisions of sub-paragraphs (ii), (iii), (iv), (v), (vi) and (vii) of Condition 6(a) shall not apply to:-
(i)	an issue of fully paid Shares upon the exercise of any conversion rights attached to securities convertible into Shares or upon exercise of any rights (including any conversion of the Bond) to acquire Shares provided that an adjustment has been made under this Condition 6 in respect of the issue of such securities or granting of such rights (as the case may be);

(ii)	an issue of Shares to officers or employees of the Company or any of its subsidiaries pursuant to options granted under the Pre-IPO Share Option Scheme adopted by the Company on 22 March 2004, options granted or to be granted under the Share Option Scheme adopted by the Company on 8 April 2004 or any subsequent employee share option scheme(s);

(iii)	an issue by the Company of Shares or by the Company or any subsidiary of the Company of securities wholly or partly convertible into or rights to acquire Shares, in any such case in consideration or part consideration for the acquisition of any other securities, assets or business provided that an adjustment has been made (if appropriate) under this Condition 6 in respect of the issue of such securities or granting of such rights (as the case may be);

(iv)	an issue of fully paid Shares by way of capitalisation of all or part of any subscription right reserve, or any similar reserve which has been or may be established pursuant to the terms of any securities wholly or partly convertible into or rights to acquire Shares; or

(v)	an issue of Shares pursuant to a scrip dividend scheme where an amount not less than the nominal amount of the Shares so issued is capitalised and the market value of such Shares is not more than 110 per cent. of the amount of dividend which holders of the Shares could elect to or would otherwise receive in cash, for which purpose the “market value” of a Share shall mean the average of the closing prices for such Stock Exchange trading days on which dealings in the Shares took place (being not less than five such days) as are selected by the directors of the Company in connection with determining the basis of allotment in respect of the relevant scrip dividend and which fall within the period of one month ending on the last day on which holders of Shares may elect to receive or (as the case may be) not to receive the relevant dividend in cash.

(d)	Any adjustment to the Conversion Price shall be made to the nearest one cent so that any amount under half a cent shall be rounded down and any amount of half a cent or more shall be rounded up and in no event shall any adjustment (otherwise than upon the consolidation of Shares into Shares of a larger nominal amount) involve an increase in the Conversion Price. In addition to any determination which may be made by the directors of the Company every adjustment to the Conversion Price shall be certified (at the option of the Company) by an approved merchant bank.

(e)	Notwithstanding anything contained herein, no adjustment shall be made to the Conversion Price in any case in which the amount by which the same would be reduced in accordance with the foregoing provisions of this Condition would be less than one cent and any adjustment that would otherwise be required then to be made shall not be carried forward.

(f)	If the Company or any subsidiary of the Company shall in any way modify the rights attached to any share or loan capital so as wholly or partly to convert or make convertible such share or loan capital into, or attach thereto any rights to acquire, Shares, the Company shall appoint an approved merchant bank to consider whether any adjustment to the Conversion Price is appropriate (and if an approved merchant bank shall certify that any such adjustment is appropriate the Conversion Price shall be adjusted accordingly and the provisions of Conditions 6(d), 6(e) and 6(h) shall apply).

(g)	Notwithstanding the provisions of Condition 6(a), in any circumstances where the Directors of the Company shall consider that any adjustment to the Conversion Price provided for under the said provisions should not be made or should be calculated on a different basis or that an adjustment to the Conversion Price should be made notwithstanding that no such adjustment is required under the said provisions or that an adjustment should take effect on a different date or with a different time from that provided for under the provisions, the Company may appoint an approved merchant bank to consider whether for any reason whatever the adjustment to be made (or the absence of adjustment) would or might not fairly and appropriately reflect the relative interests of the persons affected thereby and, if an approved merchant bank shall consider this to be the case, the adjustment shall be modified or nullified or an adjustment made instead of no adjustment in such manner including without limitation, making an adjustment calculated on a different basis) and/or the adjustment shall take effect from such other date and/or time as shall be certified by an approved merchant bank to be in its opinion appropriate.

(h)	Whenever the Conversion Price is adjusted as herein provided the Company shall give notice to the Bondholders that the Conversion Price has been adjusted (setting forth the event giving rise to the adjustment, the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof) and shall at all times thereafter so long as the

Bond remains outstanding make available for inspection at its office in Hong Kong a signed copy of the said certificate of an approved merchant bank and a certificate signed by a director of the Company setting forth brief particulars of the event giving rise to the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof and shall, on request, send a copy thereof to the Bondholder.

(i)	If application of any of the provisions of this Condition 6 would but for this paragraph (i) result in the Conversion Price being reduced so that on conversion Shares shall fail to be issued at a discount to their nominal value, then the Conversion Price shall be adjusted to an amount equal to the nominal value of one Share.

7.	Distribution in Specie

If the Company declares a distribution in specie other than an issue of Shares in lieu of a cash dividend falling under Condition 6(c)(v) (a “Specie Distribution”) to shareholders at any time during the period in which the Bondholder can exercise its Conversion Rights, the Bondholder will, unless an adjustment to the Conversion Price has been made under Condition 6 in respect of the Specie Distribution in full, be entitled to an amount (the “Specie Distribution Right”) which shall be determined as follows:-
(a)	the Company and the Bondholder will forthwith on the date of announcement of the Specie Distribution instruct an approved merchant bank to value the Specie Distribution which would have been payable to the Bondholder on the Shares falling to be issued if the Bondholder had exercised its Conversion Rights immediately prior to the record date for the Specie Distribution in respect of the whole of the principal amount of the Bond then outstanding (the “Notional Specie Distribution”); and

(b)	upon the determination of an approved merchant bank’s valuation of the Notional Specie Distribution (which valuation shall be final and binding on both the Company and the Bondholder) the Company will pay a cash amount equal to the value of the Notional Specie Distribution to the Bondholder.
8.	Payments

8.1	Payment of the interest and principal in respect of the Bond shall be made on the due date into such bank account in Hong Kong as the Bondholder may notify the Company in writing from time to time, details of which appear on the register of bondholders at the close of business on two trading days before the due date for payment. All payments by the Company shall be made in Hong Kong dollars.

8.2	If the due date for payment of any amount in respect of the Bond is not a trading day, the Bondholder will be entitled to payment on the next following trading day in the same manner together with interest accrued in respect of any such delay.

8.3	All payments by the Company shall be made to Bondholders without set-off, counterclaim, withholding or condition of any kind.

9.	Redemption

Unless previously redeemed or converted in accordance with these Conditions, the Bond will be redeemed by the Company at its principal amount together with accrued interest thereon on the fifth anniversary of the date of issue of the Bond.

10.	Undertakings

So long as the Bond is outstanding and to the extent permitted by applicable law, unless with the prior written approval of the Bondholders:-
(a)	the Company shall keep available for issue, free from pre-emptive rights, out of its authorised but unissued capital sufficient Shares to satisfy in full the Conversion Rights at the Conversion Price from time to time and all other rights for the time being outstanding of subscription for and conversion into Shares;

(b)	the Company shall not in any way modify the rights attached to the Shares as a class or attach any special restrictions thereto;

(c)	the Company shall not issue or pay up any securities by way of capitalisation of profits or reserves other than (i) by the issue of fully paid Shares to holders of its Shares; or (ii) as mentioned in Condition 6(c)(iii); or (iii) by the issue of Shares in lieu of a cash dividend in the manner referred to in Condition 6(c)(iv) ;

(d)	the Company shall not create or permit to be in issue any Equity Share Capital (as defined below) other than Shares, provided that nothing in this Condition 10(d) shall prevent (i) any consolidation or sub-division of the Shares; or (ii) the issue of Equity Share Capital which does not participate in dividend before a certain date or in respect of a certain financial period but is pari passu in all other respects with the Shares; or (iii) the issue of Equity Share Capital to officers or employees of the Company or any of its subsidiaries pursuant to an employee or executive share scheme;

(e)	the Company shall procure that (i) no securities issued by the Company shall be converted into Shares or exchanged for Shares except in accordance with the terms of issue thereof, (ii) no securities issued by the Company without rights to convert into Shares or to be exchanged for Shares shall subsequently be granted such rights and (iii) at no time shall there be in issue Shares of differing nominal values;

(f)	the Company shall not make any issue, grant or distribution or take any other action if the effect thereof would be that on the exercise of the Conversion Rights it would but for Condition 6(i) be required to issue Shares at a discount to their nominal value;

(g)	if an offer is made to the holders of Shares (or such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or a proportion of the Shares, the Company shall forthwith give notice of such offer to the Bondholder(s) and use all its best endeavours to procure that a similar offer is extended in respect of the Bond(s) or in respect of any Shares issued on conversion of the Bond(s) during the period of the offer;

(h)	the Company shall not make any distribution in specie to holders of Shares unless the Bondholder is entitled to the Specie Distribution Right in accordance with Condition 7;

(i)	the Company shall not, subject as hereinafter provided, make any reduction or redemption of share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders (other than to shareholders having the right on a winding-up to a return of capital in priority to the holders of Shares) or reduce any uncalled liability in respect thereof unless, in any such case, the same gives rise (or would, but for the provisions of Conditions 6(e) or 6(g) give rise) to an adjustment of the Conversion Price in accordance with Condition 6;

(j)	the Company shall use its best endeavours (a) to maintain a listing for all the issued Shares on the Stock Exchange or on such other equivalent internationally recognised stock exchange (a “recognised stock exchange”) as the Company may from time to time determine (b) to obtain and maintain a listing on the Stock Exchange (or a recognised stock exchange) for all the Shares issued on the exercise of the Conversion Rights attaching to the Bond and (c) to obtain a listing for all the Shares issued on the exercise of the Conversion Rights attaching to the Bond on any other stock exchange on which any of the Shares are for the time being listed and will forthwith give notice to the holder of the Bond in accordance with Condition 17 of the listing or delisting of the Shares by any such stock exchange;

(k)	as soon as possible and in any event not later than 3 days after the announcement of the terms of any issue referred to in Condition 6 give notice to the Bondholder advising it of the date on which the relevant adjustment of the Conversion Price is likely to become effective and of the effect of exercising their Conversion Rights pending such date;

(l)	the Company shall comply with and procure the compliance of all conditions imposed by the Stock Exchange or by any other competent authority (in Hong Kong or elsewhere) for approval of the issue of the Bond or for the listing of and permission to deal in the Shares issued or to be issued on the exercise of the Conversion Rights and to ensure the continued compliance thereof;

(m)	the Company shall not make any disposal of its assets which would constitute a major transaction for the purpose of Chapter 14 of the Rules Governing the Listing of Securities on the Stock Exchange (and any amendment thereto);

(n)	the Company shall not issue Shares for the acquisition of any asset at a total Effective Consideration per Share which is less than 95 per cent. of the market price at the date of the announcement of the terms of such issue, and for the purpose of this Condition 10(n) “total Effective Consideration” shall be the aggregate consideration credited as being paid for such Shares by the Company on acquisition of the relevant asset without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof, and the “total Effective Consideration per Share” shall be the total Effective Consideration divided by the number of Shares issued as aforesaid;

(o)	The Company shall ensure that all Shares issued upon conversion of the Bond will be duly and validly issued fully paid and registered;

(p)	The Company shall, within a reasonable time upon a request by the Bondholder, provide to the Bondholder such published financial and other published information relating to the Company, its businesses and operations as the Bondholder may reasonably specify or require from to time to time; and

(q)	The Company shall not enter into any deed, agreement, assignment, instrument or documents whatsoever which may result in any breach of the terms of the Bond.
For the purpose of this Condition 10,
(i)	“Conversion Rights” means the rights attached to the Bond to convert the same or a part thereof into Conversion Shares; and

(ii)	“Equity Share Capital” means the issued share capital of the Company excluding any part thereof which does not either as respects dividends or as respects capital carry any right to participate beyond a specified amount or beyond an amount calculated by reference to a specified rate in a distribution.

11.	Events of Default

If any of the following events occurs, the Bondholder may give notice to the Company that the Bond is, and it shall on the giving of such notice immediately become, due and payable at its principal amount together with any accrued interest calculated up to and including the date of repayment :-
(a)	the Company fails to pay the principal when due or the Company fails to pay interest on the Bond when due unless non-payment of such interest is due solely to administrative or technical error and payment is made within 5 trading days of the due date thereof; or

(b)	the Company defaults in performance or observance or compliance with any of its other obligations set out herein which default is incapable of remedy or, if capable of remedy, is not in the reasonable opinion of the Bondholder remedied within 10 trading days after notice of such default shall have been given to the Company by such Bondholder; or

(c)	(i) any bank borrowings of the Company or its subsidiaries are not paid when due, or as the case may be, within any applicable grace period; or
(ii)	the Company or its subsidiaries fails to pay when due or expressed to be due any amounts payable or expressed to be payable by it under any present or future guarantee for any moneys borrowed from or raised through a financial institution; or
(d)	an encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any part of the undertaking, property, assets or revenues of the Company or its subsidiaries; or

(e)	the Company or its subsidiaries becomes insolvent or is unable to pay its debts as they mature or applies for or consents to or suffers the appointment of any administrator, liquidator or receiver of the Company or its subsidiaries or the whole or any part of the undertaking, property, assets or revenues of the Company or its subsidiaries or takes any proceeding under any law for a readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or compromise with or for the benefit of its creditors; or

(f)	an order is made or an effective resolution passed for winding-up of the Company or any of its subsidiaries except in the case of winding-up of subsidiaries in the course of internal reorganisation; or

(g)	a moratorium is agreed or declared in respect of any indebtedness of the Company or any of its subsidiaries or any governmental authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company or any of its subsidiaries; or

(h)	the Shares (as a class) cease to be listed on the Stock Exchange or a recognised stock exchange for a continuous period of 15 trading days due to the default of the Company.
The Company will forthwith on becoming aware of any such event as is mentioned in this Condition give notice in writing thereof to the Bondholder. At any time after the Bond has become payable the Bondholder may without further notice institute such proceedings as it may think fit to enforce payment of the monies due.
12.	Taxation

All payments of principal, premium and interest by the Company will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature unless such deduction or withholding is required by law. In such event, the Company will pay such additional amounts as will result in receipt by the Bondholders of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required.

13.	Voting

A Bondholder will not be entitled to attend or vote at any meetings of the Company by reason only of it being a Bondholder and will not be entitled to receive notice of the same.

14.	Experts

In giving any certificate or making any adjustment hereunder, the approved merchant bank shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Company and the Bondholder and all persons claiming through or under them respectively.

15.	Register

The Company shall maintain a register in Hong Kong of the particulars of the Bond(s) and the Bondholder(s).

16.	Replacement Bonds

If the Certificate is lost or mutilated the Bondholder shall forthwith notify the

Company and a replacement Certificate shall be issued if the Bondholder provides the Company with: (i) the mutilated Certificate; (ii) a declaration by the Bondholder or its officer that the Certificate has been lost or mutilated (as the case may be) or other evidence that the Certificate has been lost or mutilated; and (iii) an appropriate indemnity in such form and content as the Company may reasonably require. Any Certificate replaced in accordance with this Condition shall forthwith be cancelled.

17.	Notices

Each notice, demand or other communication to be given or made under these Conditions shall be in writing and delivered or sent to the relevant party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five days’ prior written notice specified to the other party):

To the Company:

Address:	Suites 1506-1508, 15/F, One Exchange Square, 8 Connaught Place, Hong Kong

Facsimile:	(852) 2263 1223

Attention:	The Company Secretary

To the Bondholder:

Address:	Unit C, 17/F, Edificio Comercial Rodrigues, 599 Da Avenida Da Praia Grande, Macao

cc:	Suites 1506-1508, 15/F, One Exchange Square, 8 Connaught Place, Hong Kong

Facsimile:	(853) 2835 6262

Attention:	The Corporate Secretary
(or in the case of any permitted assigns, such address and facsimile numbers as the addressee has by five days’ prior written notice specified to the Company)
Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered: (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by facsimile, when despatched with confirmation of successful transmission.

18.	Governing Law and Jurisdiction

The Bonds and the Conditions are governed by and shall be construed in accordance with Hong Kong law and the Company agrees to submit to the non-exclusive jurisdiction of the courts of Hong Kong.
Date:
NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED
By :

SCHEDULE 10
Restricted Actions Pending Completion
The Vendor shall ensure that none of Jetup and the Zastron Group shall do nor agree (conditionally or unconditionally) to do any of the following (save with the consent of the Purchaser):
1.	dispose of, or grant any option or right of pre-emption in respect of, or acquire, any fixed asset of Jetup or any member of the Zastron Group with a net book value in excess of HK$200,000;

2.	enter into any transaction, agreement, contract or commitment or acquire or dispose of any interest in any asset (except in the ordinary course of business as carried on at the date of this Agreement) or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of business;

3.	enter into any joint venture, partnership or profit sharing agreements;

4.	create, extend, grant or issue any mortgage, charge, debenture, pledge, lien, encumbrance or other security or third party right (other than liens arising in the ordinary course of business) over any of the assets or the undertaking of Jetup or any member of the Zastron Group;

5.	create, extend or grant any guarantee, indemnity, performance bond or other security or contingent obligation in the nature of a financial obligation including letters of comfort or support, save in each case in respect of letters of credit and similar instruments, utility guarantees and otherwise in the ordinary course of business;

6.	create, allot or issue any shares, loan capital, securities convertible into shares or any option or right to subscribe in respect of any shares, loan capital or securities convertible into shares;

7.	declare, pay or make any dividend or distribution (other than a distribution out of the retained earnings of the Zastron Group not exceeding HK$300,000,000);

8.	incur any liability in the nature of a borrowing (other than by bank overdraft or other short term facility (including for the issuance of letters of credit and similar instruments) in the ordinary course of business within limits established by the relevant bank at the date of this Agreement);

9.	make or agree to make or approve any capital commitment or approve any capital expenditure in excess of HK$200,000;

10.	allow any of its insurances to lapse or do anything to make any policy of insurance void or voidable or would or would be likely to, increase any premium payable in respect of such policy or prejudice the ability to effect equivalent insurance in the future;

11.	alter the provisions of its Memorandum or Articles of Association or other constitutional documents or adopt or pass regulations or resolutions inconsistent with them;

12.	reduce the share capital of Jetup or any member of the Zastron Group;

13.	engage or dismiss other than for just cause any employee who is crucial to the operation of Jetup or any member of the Zastron Group or make any material variation to the terms and conditions of employment of any employee (other than indexation increases in salary in the ordinary course of business) or provide or agree to provide any gratuitous payment or benefit to any employee or any of their dependants;

14.	enter into, amend, terminate or dispose of any tenancy or lease agreement in respect of any property or acquire or dispose of any interest in any property;

15.	appoint any directors or secretaries;

16.	start any civil, criminal, arbitration or other proceedings;

17.	other than in the ordinary course of its business, not to settle, compromise, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in respect of the foregoing;

18.	pass any resolution in general meeting (other than any resolution constituting ordinary business conducted at an annual general meeting);

19.	make or issue any return or correspondence in connection with Taxation unless for the purpose of complying with the relevant regulatory requirements;

20.	change the accounting reference date of Jetup or any member of the Zastron Group; or

21.	make any change to the accounting procedures or principles by reference to which its accounts are drawn up.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
	)	/s/ Koo Ming Kown
for and on behalf of	)
NAM TAI ELECTRONICS, INC.	)	/s/ John Q. Farina
in the presence of:- /s/ [signature illegible])

SIGNED by	)
	)	/s/ Wong Kuen Ling
for and on behalf of	)
NAM TAI ELECTRONIC AND	)
ELECTRICAL PRODUCTS LIMITED	)
in the presence of:-/s/ [signature illegible]	)